EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Date: July 30, 1997

Contacts:
For Comm Bancorp, Inc.                    For First Union Corp.
Scott A. Seasock                          Paul Levine
717-785-2181                              908-598-3183

COMM BANCORP, INC. TO ACQUIRE FIRST UNION FACTORYVILLE, EYNON BRANCHES


Forest City PA- Comm Bancorp, Inc., (NASDAQ, NMS:CCBP), announced today that its subsidiary, Community Bank and Trust Company, entered a definitive agreement to acquire the Factoryville and Eynon branch offices of First Union National Bank. The acquisition includes all deposits and certain loans of these offices. Terms of the transaction, which is expected to be completed in the fourth quarter, were undisclosed.

The Factoryville office is located at 97 College Avenue, Factoryville, Wyoming County, and the Eynon office is in the Eynon Plaza on Route 6, Eynon, Lackawanna County.

"We are delighted at this opportunity to extend our delivery system for existing customers while providing a new customer base with the service afforded through a community bank," stated David L. Baker, Comm Bancorp's President and Chief Executive Officer. "Service should be unaffected by the ownership change as we and our newly acquired customers benefit by the planned retention of the staffs at these offices along with their expertise and existing relationships."

Total assets of Comm Bancorp, Inc. approximated $360 million at June 30, 1997. Its subsidiary operates ten offices located throughout Lackawanna, Susquehanna, Wayne and Wyoming counties.

First Union National Bank, with 159 offices in eastern Pennsylvania, is a subsidiary of First Union Corporation (NYSE:FTU), the nation's sixth largest banking company, with offices in 12 Eastern states from Connecticut to Florida, as well as the District of Columbia.